Bacterin Reports Third Quarter 2011 Results

Record Revenues of $7.5 Million, up 80% over Prior Year

BELGRADE, MT, – November 10, 2011 – Bacterin International Holdings, Inc. (NYSE Amex: BONE), a leader in the development of revolutionary bone graft material and antimicrobial coatings for medical applications, reported results for the third quarter ended September 30, 2011.

Q3 2011 Financial Highlights
•	Revenue up 80% from the same year-ago quarter to $7.5 million, marking the eighth consecutive quarter of record revenue

•	Operating loss improved by 25% over prior year results

•	Secured $15 million credit facility with MidCap Financial and Silicon Valley Bank

Q3 2011 Operational Highlights
•	Acquired assets of Robinson MedSurg LLC, a medical device distribution company focused primarily on maxillofacial and craniofacial surgery devices

•	New hires and management reorganization helped drive the company’s most active processing quarter in its history

•	Increased hospital accounts to 584 facilities, an increase of 70% over 343 facilities in Q3 2010

•	Achieved quarterly gross margin of 82.5%, above the company’s targeted guidance of 75%-80%

Q3 2011 Financial Results
Revenue for the quarter was a record $7.5 million, up slightly from the previous quarter and an increase of 80% compared to $4.2 million in the same year-ago quarter. For the first nine months of 2011, revenue totaled a record $21.0 million, up 108% versus $10.1 million in the same period in 2010. The increase in revenue was primarily attributed to the company’s continued market penetration, driven by unique product benefits for both the patient and medical care provider, combined with the continued expansion of the company’s direct sales force.

Gross profit margin for the quarter was 82.5%, as compared to 76.8% in the previous quarter and 83% in the year-ago quarter. For the first nine months of 2011, gross profit margin was 80.8% versus 81.9% in the same year-ago period.

Operating expenses for the quarter totaled $7.8 million, as compared to $6.0 million in the previous quarter, and $5.6 million in the third quarter of 2010. For the first nine months of 2011, operating expenses totaled $20.8 million, as compared to total operating expenses of $12.9 million in the same year-ago period. This increase was largely the result of increased sales, salaries and commission expenses associated with the revenue increase between the periods.

Operating loss for the quarter was $1.6 million, versus $0.3 million in the previous quarter, and compared to $2.1 million in the third quarter of 2010.

Net loss was $3.2 million or $(0.08) per basic share for the quarter. This compares to net loss of $405,000 or $(0.01) per basic share in the previous quarter, and a net loss in the same year-ago quarter of $9.0 million or $(0.26) per basic share. The third quarter net loss includes $1.3 million for a one-time write-off of a debt discount associated with the Midcap financing transaction and $371,000 for the prepayment of interest expense.

In the first nine months of 2011, net income was $1.3 million or $0.04 per basic share, including the decrease in non-cash warrant derivative liability of approximately $7.5 million. This compares to a net loss of $12.7 million or (0.42) per basic share in the same period of 2010, which included an increase of approximately $6.8 million in non-cash warrant derivative liability.

EBITDA for the quarter totaled a loss of $316,000, compared to positive EBITDA of $35,000 for the previous quarter, and EBITDA loss of $818,000 in the third quarter of 2010. The sequential decrease in EBITDA for the third quarter of 2011 was primarily due to increased sales salaries and commissions expenses (see the definition and an important discussion of EBITDA, a non-GAAP term, in “About the Presentation of EBITDA”, below.)

Cash and investments at September 30, 2011 totaled $1.8 million, as compared to $1.4 million at June 30, 2011. The increase in cash during the quarter was primarily due to increased sales, and the net proceeds after the repayment of debt from the company’s recently secured $15 million credit facility. The $15 million dollar credit facility included an initial draw down of $7 million and has $8 million available for future acquisitions.

Management Commentary
“We increased our revenue 80% in third quarter over the same year-ago period, and it marked our eighth consecutive quarter of record revenue growth,” said Guy Cook, Bacterin’s chairman and CEO. “While revenue was up marginally on a sequential quarterly basis, we were able to overcome the typical seasonally down quarter for the industry.

“This success was largely due to the fact that we strengthened our infrastructure with new hires and completed a management restructuring, both of which increased the efficiency of our operational platform in terms of procuring donor tissues and processing capacity. This led to our best processing performance for a quarter, and we believe our platform is now set to support $120 million to $175 million in revenue without further expansion.

“We also significantly improved our donor supply during the quarter by signing four new procurement organizations, doubling the number of procurement agencies since 2010. We now believe our donor supply is sufficient to support our anticipated growth through 2013.

“Supporting our existing product growth outlook is a new orthopedic implant product line that we anticipate being able to distribute in 2012. Following anticipated FDA approval in 2012, we also plan to enhance these orthopedic implants with our anti-microbial coating technology. In the quarter, we secured a credit facility of which $8 million is available for potential acquisitions that would be synergistic and complementary to our business.

“For the remainder of the year, we will continue to leverage our higher margin business model and sales force to execute on further market penetration within our expanding networks of hospitals and medical providers.

“We believe this sales ramp-up will help drive another record revenue quarter and believe our annual revenues will be in the range of $30 million to $32 million. Based upon the achievement of the midpoint of this range, we believe we will have positive operating income in the Q4. And now with our strengthened infrastructure, broadened donor supply, and comprehensive product portfolio, we remain comfortable with our previously stated expectation of $53 million to $56 million in revenue in 2012.”

Conference Call
Bacterin will hold a conference call later today, November 10, 2011 to discuss these financial results. Bacterin’s management will host the call starting at 4:30 p.m. Eastern time. A question and answer session will follow management’s presentation.

Date: Thursday, November 10, 2011
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Dial-In Number: 1-877-941-8416
International: 1-480-629-9808
Conference ID#: 4481621

The conference call will be broadcast simultaneously and available for replay here and at the investor section of the company's Web site at www.bacterin.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day and until November 10, 2011:

Toll-free replay number: 1-877-870-5176
International replay number: 1-858-384-5517
Replay pin number: 4481621

About Bacterin International Holdings
Bacterin International Holdings, Inc. (NYSE Amex: BONE) develops, manufactures and markets biologics products to domestic and international markets. Bacterin's proprietary methods optimize the growth factors in human allografts to create the ideal stem cell scaffold to promote bone, subchondral repair and dermal growth. These products are used in a variety of applications including enhancing fusion in spine surgery, relief of back pain, promotion of bone growth in foot and ankle surgery, promotion of cranial healing following neurosurgery and subchondral repair in knee and other joint surgeries.

Bacterin's Medical Device division develops, employs, and licenses bioactive coatings for various medical device applications. Bacterin's strategic coating initiatives include antimicrobial coatings designed to inhibit biofilm formation and microbial contamination. For further information, please visit www.bacterin.com.

About the Presentation of EBITDA
EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines EBITDA as net income/(loss) from operations before depreciation, amortization and non-cash stock-based compensation. Other companies (including competitors) may define EBITDA differently. The company presents EBITDA because management believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Bacterin nor is it intended to be predictive of potential future results. Investors should not consider EBITDA in isolation or as a substitute for analysis of the company’s results as reported under GAAP. See “GAAP to non-GAAP Reconciliation” below for further information on this non-GAAP measure.

Bacterin International Holdings, Inc.
Reconciliation of Net (Loss) Income From Operations to EBITDA
(Unaudited)

	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2011	Three Months Ended September 30, 2010
Net Loss from operations	$(1,565,632)	$(3,781,928)	$(2,085,097)
Add non-cash consulting/stock options	1,036,035	1,805,709	1,102,210
Add amortization and amortization	213,213	535,259	165,145
EBITDA	$(316,384)	$(1,440,960)	$(817,742)

Important Cautions Regarding Forward-looking Statements
This news release contains certain disclosures that may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "continue," "efforts," "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "strategy," "will," "goal," "target," "prospects," "potential," "optimistic," "confident," "likely," "probable" or similar expressions or the negative thereof. Statements of historical fact also may be deemed to be forward-looking statements. We caution that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others: the Company’s ability to obtain FDA concurrence use for anti-microbial coatings in a timely manner; the Company's ability to meet its obligations under existing and anticipated contractual obligations; the Company's ability to develop, market, sell and distribute desirable applications, products and services and to protect its intellectual property; the ability of the Company’s sales force to achieve expected results; the ability of the Company's customers to pay and the timeliness of such payments, particularly during recessionary periods; the Company's ability to obtain financing as and when needed; changes in consumer demands and preferences; the Company's ability to attract and retain management and employees with appropriate skills and expertise; the impact of changes in market, legal and regulatory conditions and in the applicable business environment, including actions of competitors; and other factors. Additional risk factors are listed in the Company’s Annual Report on Form 10-K under the heading “Risk Factors.” The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Company Contact:
Guy Cook
President & CEO
Bacterin International Holdings, Inc.
Tel 406-388-0480
gcook@bacterin.com

Investor Relations:
Liolios Group, Inc.
Scott Liolios or Ron Both
Tel 949-574-3860
info@liolios.com

Bacterin International Holdings, Inc.
Condensed Consolidated Balance Sheets

	As of
	September 30,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,814,675	$327,481
Accounts receivable, net of allowance of $170,885 and $157,269, respectively	6,429,700	3,522,031
Accounts receivable - related party	675,098	613,034
Inventories, net	7,711,437	5,440,638
Prepaid and other current assets	410,636	572,015
	17,041,546	10,475,199

Non-current inventories	1,069,945	1,439,384
Property and equipment, net	3,477,384	3,397,320
Intangible assets, net	668,676	355,639
Goodwill	728,618	-
Note receivable - related party	-	82,398
Other assets	421,741	13,675

Total Assets	$23,407,910	$15,763,615

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$2,209,651	$2,260,237
Accounts payable - related party	423,575	573,036
Accrued liabilities	2,546,624	1,391,540
Warrant derivative liability	1,250,778	9,690,741
Current portion of capital lease obligations	9,617	30,105
Current portion of long-term debt	1,102,748	234,149
	7,542,993	14,179,808
Long-term Liabilities:
Capital lease obligation, less current portion	35,244	13,185
Long-term debt, less current portion	7,144,575	2,189,866
Total Liabilities	14,722,812	16,382,859

Stockholders' Equity
Preferred stock, $.000001 par value; 5,000,000 shares authorized; no shares issued and
outstanding	-	-
Common stock, $.000001 par value; 95,000,000 shares authorized; 40,158,043 shares issued and outstanding as of September 30, 2011 and 36,994,715 shares issued and outstanding on December 31, 2010	40	37
Additional paid-in capital	44,283,070	36,325,976
Retained deficit	(35,598,012)	(36,945,257)
Total Stockholders’ Equity	8,685,098	(619,244)

Total Liabilities & Stockholders’ Equity	$23,407,910	$15,763,615

Bacterin International Holdings, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue
Tissue sales	$7,237,118	$4,045,347	20,476,090	$9,936,095
Royalties and other	302,383	146,639	572,690	193,424
Total Revenue	7,539,501	4,191,986	21,048,780	10,129,519

Cost of tissue sales	1,318,606	711,173	4,048,049	1,832,967

Gross Profit	6,220,895	3,480,813	17,000,731	8,296,552

Operating Expenses
General and administrative	2,055,192	2,128,877	5,745,377	5,704,863
Sales and marketing	4,809,592	2,320,446	13,405,018	5,465,431
Depreciation and amortization	213,213	165,145	535,259	493,608
Non-cash consulting expense	708,530	951,442	1,097,005	1,227,871
Total Operating Expenses	7,786,527	5,565,910	20,782,659	12,891,773

Loss from Operations	(1,565,632)	(2,085,097)	(3,781,928)	(4,595,221)

Other Income (Expense)
Interest expense	(541,163)	(160,289)	(1,039,703)	(680,418)
Change in warrant derivative liability	245,024	(6,731,857)	7,471,409	(6,826,533)
Other expense	(1,302,533)	(65,984)	(1,302,533)	(633,176)

Total Other Income (Expense)	(1,598,672)	(6,958,130)	5,129,173	(8,140,127)

Net Loss Before Benefit (Provision) for Income Taxes	(3,164,304)	(9,043,227)	1,347,245	(12,735,348)

Benefit (Provision) for Income Taxes
Current	-	-	-	-
Deferred	-	-	-	-

Net Income (Loss)	$(3,164,304)	$(9,043,227)	1,347,245	$(12,735,348)

Net income (loss) per share:
Basic	$(0.08)	$(0.26)	0.04	$(0.42)
Dilutive	(0.08)	(0.26)	0.03	(0.42)

Shares used in the computation:
Basic	39,574,952	35,398,628	38,378,027	30,658,229
Dilutive	39,574,952	35,398,628	43,204,930	30,658,229